OMB APPROVAL
                                                           ---------------------
                                                           OMB Number: 3235-0145
                                                           Expires: December 31,
                                 UNITED STATES                      1999
                       SECURITIES AND EXCHANGE COMMISSION  Estimated average
                             WASHINGTON, D.C. 20549         burden
                                                           hours per response
                                                            .... 14.90
                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. )*
                                      -------

				        Network Appliance Inc.
- -----------------------------------------------------------------------------
                                (Name of Issuer)


                                 Common Stock
- -----------------------------------------------------------------------------
                         (Title of Class of Securities)


 					     64120L104
                         ---------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 64120L104                   13G             Page  2   OF  2  Pages
                                                          ---     ---
- ------------------------------------------------------------------------------
-
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             LINCOLN CAPITAL MANAGEMENT COMPANY
             EMPLOYER I.D.# 36-267-4407

- ------------------------------------------------------------------------------
-
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [ ]
                                                           (b) [ ]
- ------------------------------------------------------------------------------
-
3  SEC USE ONLY


- ------------------------------------------------------------------------------
-
4  CITIZENSHIP OR PLACE OF ORGANIZATION

             200 S. WACKER DRIVE, SUITE 2100
             CHICAGO, IL 60606

- ------------------------------------------------------------------------------
-
                5  SOLE VOTING POWER

                           5,733,200
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                     0
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH                   16,217,000
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                               0
- ------------------------------------------------------------------------------
-
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

			         16,217,000
- ------------------------------------------------------------------------------
-
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


- ------------------------------------------------------------------------------
-
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             5.05%
- ------------------------------------------------------------------------------
-
12 TYPE OF REPORTING PERSON*

                              IA
- ------------------------------------------------------------------------------
-

                                 SCHEDULE 13G
                                 ------------

                                  STATEMENT
                                  ---------



Item 1.  (a)  Name of Issuer:	Network Appliance Inc.


         (b)  Address of Issuer's Principal Executive Offices:
				495 E. Java Drive
                        Sunnyvale, CA 94089-1125

Item 2.  (a)  Name of Person Filing:

                    LINCOLN CAPITAL MANAGEMENT COMPANY

         (b)  Address of Principal Business Office:

                    200 SOUTH WACKER DRIVE
                    SUITE 2100
                    CHICAGO, IL 60606

         (c)  Citizenship:

                    NOT APPLICABLE

         (d)  Title of Class of Securities:

                    Common Stock

         (e)  CUSIP Number:
			64120L104


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is an:

                    (E) INVESTMENT ADVISER REGISTERED UNDER SECTION 203 OF THE INVESTMENT ADVISERS ACT OF 1940.

Item 4.  Ownership:

         (a)  Amount of Beneficially Owned:  16,217,000

         (b)  Percent of Class:     5.05%

         (c)  Number of shares as to which such person has:

              (i)    sole power to vote or to direct the vote:  5,733,200
              (ii)   shared power to vote or to direct the vote:     0
              (iii)  sole power to dispose or to direct the disposition of:
                         		16,217,000
              (iv)   shared power to dispose or to direct the disposition of: 0

Item 5.  Ownership of Five Percent or Less of a Class.

                  NOT APPLICABLE.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

                  NOT APPLICABLE.

                  LINCOLN CAPITAL MANAGEMENT, A CORPORATION, DECLAIMS BEING THE "BENEFICIAL OWNER" OF THIS STOCK IN TERMS USUALLY USED TO DESCRIBE "BENEFICIAL," SUCH AS "RECEIVING FOR ONE'S OWN BENEFIT." LINCOLN CAPITAL IS MERELY AN AGENT FOR ITS CLIENTS.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being reported on by the Parent Holding Company.

                  NOT APPLICABLE.

Item 8.  Identification and Classification of Members of the Group.

                  NOT APPLICABLE.

ITEM 9.  Notice of Dissolution of Group.

                  NOT APPLICABLE.

Item 10. Certification:

         The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b).

         BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE
         AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

         AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND
         BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.




         Signature:
                     ------------------------------------
         Date:       		4/18/01
                     ------------------------------------
         Name/Title:      DAVID M. FOWLER, PRESIDENT
                     ------------------------------------